Exhibit 99.2

FOR:                                           CFM Technologies, Inc.
                                               1336 Enterprise Drive
                                               West Chester, PA  19380
FOR IMMEDIATE RELEASE

                                     CONTACT:  Jeff Randall
                                               Chief Financial Officer
                                               610-280-8509

                                               Michele Katz/Elric Martinez
                                               Morgen-Walke Associates
                                               Press: Frank Domondon/
                                               Tammy Rose
                                               212-850-5600



                      CFM ANNOUNCES ACTION BY APPEALS COURT

     EXTON, PA - May 18, 1999 - CFM Technologies, Inc. (Nasdaq:CFMT) today announced that the United States Court of Appeals for the Federal Circuit has affirmed all but one aspect of the District Court's opinion in the matter of CFMT, Inc. and CFM Technologies, Inc. v. Steag Microtech, Inc. On appeal, the Federal Circuit affirmed the District Court's interpretation of the claims of CFM's Direct Displacement(TM) drying technology covered by its U.S. Patent No. 4,911,761. In addition, the Federal Circuit affirmed the patent's validity and has returned the case to the District Court for determination of a question of fact.

"We are pleased that the appeals court ruling upholds such important aspects of this matter as the District Court's claim interpretation, the amount of the damages awarded, and the finding that this important patent is valid," said Roger A. Carolin, President and Chief Executive Officer. "We remain confident that the jury's original finding of Steag's willful infringement will be affirmed."

The discussion above includes certain forward-looking statements with regard to the outcome of pending patent litigation. As such, actual results may vary materially from such expectations. CFM believes that it will prevail in the legal proceedings described above; however, there can be no assurance of such outcome, and an adverse determination in this proceeding could have a material adverse effect on the Company.

CFM Technologies, Inc. is a leading manufacturer of advanced cleaning equipment for the semiconductor and flat panel display industries. CFM's systems provide superior contamination control and processing capabilities using a totally enclosed processing chamber. Watermarks and other drying defects are eliminated through CFM Direct-Displacement IPA vapor drying technology. CFM historically has developed technical innovations to lower cost of ownership for advanced wet processing systems.